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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            PSYCHEMEDICS CORPORATION
                                (Name of Issuer)

                                  Common Stock
                          Title of Class of Securities

                                    744375205
                                 (CUSIP Number)

                                 APRIL 22, 2004
              Date of Event which requires filing of this statement

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ]   Rule 13d-1(b)

[x]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages
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CUSIP No. 744375205                                            Page 2 of 5 pages

                                  SCHEDULE 13G

1)    Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
      Persons

      Donald F. Flynn
      --------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)
         -----------------------------------------------------------------------

      (b)
         -----------------------------------------------------------------------

3)    SEC Use Only
                  --------------------------------------------------------------

4)    Citizenship or Place of Organization        U.S. Citizen
                                          --------------------------------------

Number of Shares        5)    Sole Voting Power             334,393
Beneficially Owned                             ---------------------------------
By Each Reporting       6)    Shared Voting Power         0
Person With                                      -------------------------------

                        7)    Sole Dispositive Power       334,393
                                                    ----------------------------

                        8)    Shared Dispositive Power    0
                                                      --------------------------

9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                 334,393
      --------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      --------------------------------------------------------------------------

11)   Percent of Class Represented by Amount in Row (9)        6.4%
                                                       -------------------------

12)   Type of Reporting Person (See Instructions)           IN
                                                 -------------------------------
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CUSIP No. 744375205                                            Page 3 of 5 pages

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G


Item 1 (a)  Name of Issuer:  Psychemedics Corporation

       (b)  Address of Issuer's Principal Executive Offices:

                  1280 Massachusetts Ave., Suite 200
                  Cambridge, MA 02138

Item 2 (a)  Name of Person Filing:

                  Donald F. Flynn

       (b)  Address of Principal Business Office or, if none, Residence:

                  676 North Michigan Avenue, Suite 4000,
                  Chicago, Illinois  60611

       (c)  Citizenship:  U.S.

       (d)  Title of Class of Securities:  Common Stock, $.005 par value

       (e)  CUSIP NUMBER:  744375205

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or
            240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable
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CUSIP No. 744375205                                            Page 4 of 5 pages

Item 4 (a)  Amount Beneficially Owned:                                   334,393

       (b)  Percent of Class:                                            6.4%

       (c)  Number of Shares as to which such person has:

                  (i)   sole power to direct the vote                    334,393

                  (ii)  shared power to vote or to direct the vote       0

                  (iii) sole power to dispose or to direct the disposition of
                                                                         334,393

                  (iv)  shared power to dispose or to direct the disposition of
                                                                         0

Item 5 Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8 Identification and Classification of Members of the Group:

            Not Applicable

Item 9   Notice of Dissolution of Group:

            Not Applicable
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CUSIP No. 744375205                                            Page 4 of 5 pages

Item 10     Certification

            (a)   Not Applicable

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                        May 5, 2004
                                        ----------------------------------------
                                        Date

                                        /s/ Donald F. Flynn
                                        ----------------------------------------
                                        Donald F. Flynn